EXHIBIT 10.3.8

EMPLOYERS MUTUAL CASUALTY COMPANY
DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
SERP II

Effective November 11, 2009

EMPLOYERS MUTUAL CASUALTY COMPANY
DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
SERP II

ARTICLE I.  ESTABLISHMENT AND PURPOSE

Effective November 11, 2009, Employers Mutual Casualty Company ("Company") established the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan ("Plan").

The Plan is a nonqualified retirement benefit maintained primarily for the purpose of attracting and retaining key executives by providing additional deferred Compensation for a select group of designated officers.  The Plan is not intended to be a tax-qualified retirement plan under the Code
Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by the Company to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Company, as applicable.  The Company shall be solely responsible for payment of the benefits.  The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for Eligible Employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").  Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company's creditors until such amounts are distributed to the Participants.

ARTICLE II.  DEFINITIONS

2.1
Account.  Account means a bookkeeping account maintained by the Committee to record the payment obligation of the Company to a Participant as determined under the terms of the Plan.  Reference to an Account means any such Account established by the Committee, as the context requires.  Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to the Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3
Beneficiary.  Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.  The Participant's Beneficiary election shall be the election on file under the Deferred Compensation Excess Plan election on file.  The Participant's spouse, if living, otherwise the Participant's estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries on file under the Deferred Compensation Excess Plan have predeceased the Participant.

2.4	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.5	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.7	Committee. Committee means a committee of the Human Resources Department of Employers Mutual Casualty Company, which shall include the Assistant Human Resources Director and/or the Benefits Manager.

2.8	Company. Company means Employers Mutual Casualty Company.

2.9
Company Contribution.  Company Contribution means a credit to a Participant's Account in accordance with the provisions of Article IV of the Plan.  Company Contributions are credited at the sole discretion of the Company and the fact that a Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contribution in subsequent years.

2.10
Compensation.  Compensation means a Participant's base salary and Short Term Incentives without Long-Term Incentives, and such other cash or equity-based Compensation (if any) approved by the Committee as Compensation.

2.11
Compensation Deferral Agreement.  Compensation Deferral Agreement means the agreement under the Deferred Compensation Excess Plan between a Participant and the Company that specifies: (i) the Payment Schedule applicable to the Retirement/Termination Account.

2.12	Death Benefit. Death Benefit means the benefit payment under the Plan to a Participant's Beneficiary(ies) upon the Participant's death as provided in Section 5.3 of the Plan.

2.13	Deferred Compensation Excess Plan. Deferred Compensation Excess Plan means the Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan.

2.14	Disability Benefit. Disability Benefit means the benefit payable under the Plan to a Participant in the event such Participant is determined to be Disabled as provided in Section 5.2 of the Plan.

2.15
Disabled.  Disabled means that a Participant is, due to any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A provided, however, that a Participant shall be deemed to be Disabled if determined  to be totally Disabled by the Social Security Administration, or if the Participant is determined to be Disabled under the Company's Disability Plan.

2.16
Earnings.  Earnings mean a positive or negative adjustment to the value of an Account, based upon the allocation of the Account by the Participant among deemed investment options in accordance with Article VIII.

2.17	Effective Date. Effective Date means November 11, 2009.

2.18
Eligible Employee.  Eligible Employee means a select group of designated officers within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.19	ERISA. ERISA means the Employer Retirement Income Security Act of 1974, as amended from time to time.

2.20	Normal Retirement Age. Normal Retirement Age is January 1 after age 65.

2.21
Participant.  Participant means an Eligible Employee according to Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee.  A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.22	Payment Schedule. Payment schedule means the date as which payment of the Account under the Plan will commence and the form in which payment of such Account will be made.

2.23
Plan.  Generally, the term Plan means the "Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan" as documented herein and as may be amended from time to time hereafter.  However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.24	Plan Year. Plan year means January 1 through December 31.

2.25
Retirement/Termination Account.  Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant upon Separation from Service.  All Company Contributions shall be allocated to a Retirement/Termination Account under the Deferred Compensation Excess Plan on behalf of the Participant.

2.26
Separation from Service.  Separation from Service means an Employee's termination of employment with the Company.  Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

2.27	Valuation Date. Valuation Date means each Business Day.

2.28
Years of Service:  Years of Service equals one year for each calendar year of employment with the Company.  Partial Years of Service will be rounded to the nearest month and calculated by dividing the number of months by 12 and rounding to two decimals.

ARTICLE III.  ELIGIBILITY AND PARTICIPATION

3.1
Eligibility and Participation.  An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article IV, or (ii) receipt of notification of eligibility to participate.

3.2
Duration.  A Participant shall be eligible to receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee.  A Participant who is no longer an Eligible Employee but has not Separated from Service may not receive Company Contributions beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account.  On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero, and during such time may continue to make allocation elections as provided in Section 8.4.  An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV.  PLAN BENEFITS

4.1	Benefit Amount. An amount targeting a 50 percent replacement amount of final total cash Compensation at Normal Retirement Age will be calculated offset by the following plans:

•	Defined Benefit Pension Plan
•	Social Security
•	Defined Benefit Supplemental Retirement Plan
•	401(k) Plan(Employer Match contributions only)
•	BENEP (Employer Match contributions only)

The annual benefit amount at Normal Retirement Age is converted to a present value annual catch-up contribution and adjusted utilizing the following schedule for service:

•	Service divided by 20 years (rounded to 2 decimals)
•	100% of designated contribution for Participants with more than 20 Years of Service

Such contributions will be credited to a Participant's Retirement/Termination Account under the current Deferred Compensation Excess Plan annually.

4.2	Assumptions. Using the service schedule, the Plan solves for a 50 percent replacement amount of final total cash Compensation at Normal Retirement Age with the following assumptions:

•	Projected benefits assume a single-life annuity calculated using current year purchase rates.
•	Salary Scale – 4%
•	Projected Annual Bonus - 40% for VP, 44% for Senior VP, 48% for Executive VP, & 52% for President
•	Social Security projections based on the www.socialsecurity.gov online quick calculator estimate.
•	Social Security/Salary Cap Increase Rate – 2.5%
•	Investment Earnings (both Non-Qualified and Qualified plan) –7%
•
Salary Scale and Job changes will be updated annually and contributions will be recalculated accordingly. Investment Earnings are constant and will not be updated annually.  This eliminates any investment liability for the Company.

4.3
Deferred Retirement.  If the Participant continues working and retires after normal retirement date, contributions will cease.  However, the accumulated Account Balance will continue to grow until the actual date of distribution.

ARTICLE V.  MANNER AND TIMING OF PAYMENT OF BENEFITS.

5.1
Retirement/Termination.  Upon the Participant's Separation from Service due to Retirement/Termination, he or she shall be entitled to the Account Balance.  The benefit shall be based on the value of that Account as of the end of the month in which Separation from Service occurs or such later date as the Committee, in its sole discretion, shall determine.

5.2
Disability Benefit.  Upon a determination by the Committee that a Participant is Disabled, he or she shall be entitled to a Disability Benefit.  The Disability Benefit shall be equal to the value of the Retirement/Termination Account.  The Disability Benefit shall be based on the value of the Account as of the last day of the month in which Disability occurs and will be paid in the following month.

5.3
Death Benefit.  In the event of the Participant's death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit.  The Death Benefit shall be equal to the value of the Retirement /Termination Account.  The Death Benefit shall be based on the value of the Account as of the last day of the month in which death occurs and will be paid in the following month.

5.4
Form of Payment.  Generally, the benefit payable to a Participant shall be payable to him/her (or his or her Beneficiary) as a lump sum benefit, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of two to fifteen years of installments, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of two to fifteen years, as elected by the Participant.

5.5
Timing of Payment.  Payment of the Account Balance will be made or begin in the seventh month following the month in which Separation from Service occurs.   If the benefit is to be paid in the form of installments, any subsequent installment payments to a Participant will be paid on the anniversary of the date the initial installment was made.  The amount of each installment payment shall be determined by dividing the Account Balance as of the Valuation Date by the remaining number of installment payments.

ARTICLE VI.  VESTING

6.1	Company Contributions described in Article IV, and the Earnings thereon, shall vest immediately for all Participants.

ARTICLE VII.   MODIFICATIONS OF PAYMENT SCHEDULES

7.1
Participant's Right to Modify.  A Participant may modify any or all of the alternative Payment Schedules with respect to the an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

7.2
Time of Election.  The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3
Date of Payment under Modified Payment Schedule.  Except with respect to modifications that relate to the payment of a Death Benefit or Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

ARTICLE VIII.  VALUATION OF ACCOUNT BALANCES; INVESTMENTS

8.1
Valuation.  Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Committee.  However, Company Contributions shall first apply in or after calendar year 2009.   Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2
Adjustment for Earnings.  Accounts will be adjusted to reflect Earnings on each Business Day.  Adjustments shall reflect the net Earnings, gains, losses, expenses, appreciation, and depreciation associated with an investment option.

8.3
Investment Options.  Investment options will be determined by the Committee.  The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the Effective Date of such change.

8.4
Investment Allocations.  A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu.  At no time shall a Participant have any real ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligations to purchase actual securities because of a Participant's investment allocation.  A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balance.

A Participant shall specify an investment allocation for his or her Account in accordance with procedures established by the Committee.  Allocation amounts for the investment options must be designated in increments of 1%.  The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures  adopted by the Committee.  Changes shall become effective on the same Business Day or, in the case of investment allocation received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5
Unallocated Deferrals and Accounts.  If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

ARTICLE IX.  ADMINISTRATION

9.1
Plan Administration.  This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan.  Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2	Withholding. The Company shall have the right to withhold from any payment due under the Plan any taxes required by law to be withheld in respect of such payment.

9.3
Indemnification.  The Company  shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys' fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company.  Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or her or its actions or failure to act is due to the gross negligence or willful misconduct  or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.4
Delegation of Authority.  In the administration of this Plan, the Committee may employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall  be legal counsel to the Company.

9.5
Binding Decisions and Actions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final, conclusive, and binding upon all persons having interest in the Plan.

ARTICLE X.  AMENDMENT AND TERMINATION

10.1	Amendment and Termination. The Company may at any time amend the Plan or may terminate the Plan as provided in this Article X.

10.2
Amendments.  The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the Account Balances of any Participant accrued as of the date of any such amendment or restatement or reduce any rights of a Participant under the Plan without the consent of the Participant.  The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of the law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee's interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize.

10.3
Termination.  The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

10.4
Accounts Taxable Under Code Section 409A.  The Plan is intended to constitute a Plan of deferred Compensation that meets the requirements for deferral of income taxation under Code Section 409A.  The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI.  INFORMAL FUNDING

11.1
General Assets.  Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, or a trust described in this Article XI.  No Participant, spouse, or Beneficiary shall have any right, title or interest whatever in assets of the Company.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Employee, spouse, or Beneficiary.  To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

11.2
Rabbi Trust.  The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan.  Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust.  Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII.  CLAIMS PROCEDURE

12.1
Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee, which shall make all determinations concerning such claim.  Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim.

12.2	Appeal of Denied Claim. A claim that has been completely or partially denied can be appealed by filing a written appeal with the Company Benefits Committee of the Board.

12.3
Legal Action.  Legal action relating to a claim for benefits under the Plan may not be pursued unless and until the claims procedures under the Plan have been followed and the administrative remedies under such claims procedures have been exhausted.    Any such legal action must be commenced within one year of a final determination hereunder with respect to such claim.

12.4	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XIII.  GENERAL PROVISIONS

13.1
Assignment.  No interest of any Participant, spouse, or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse, or Beneficiary.  Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the term of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

13.2
No Legal or Equitable Rights or Interest.  No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan.  Participation in this Plan does not give any person any right to be retained in the service of the Company.  The right and power of the Company to dismiss or discharge an Employee  is expressly reserved.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company.

13.4
Notice.  Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee.  Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Written transmission shall be sent by certified mail to:

Employers Mutual Casualty Company
Attn: Sr. Vice President of Human Resources
717 Mulberry Street
Des Moines, IA  50309

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Governing Law. To the extent not preempted by ERISA, the laws of the State of Iowa shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 11th day of November,  2009, to be effective as of the Effective Date.

Employers Mutual Casualty Company

By:	Kristi K. Johnson	(Print Name)

Its:	Sr. Vice President	( Title)

/s/ Kristi K. Johnson		(Signature)